UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934
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PGT INNOVATIONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 20, 2017

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2017 annual meeting of stockholders, to be held on Thursday, May 18, 2017, at 1:00 p.m., local time, at the Sarasota Yacht Club in Sarasota, Florida.

This document includes the notice of the annual meeting of stockholders and the proxy statement. The proxy statement is important to our corporate governance process. It describes the various proposals to be voted upon during the annual meeting of stockholders, solicits your vote on those proposals, provides you with information about our Board of Directors and executive officers and provides other information concerning PGT Innovations, Inc. that we believe you should be aware of when you vote your shares.

Your vote is important to us. If you hold your shares through a broker, your broker cannot vote on certain proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, how you would like to vote your shares on the proposals in the proxy statement.

On behalf of the Board of Directors of PGT Innovations, Inc., I would like to express our appreciation for your ownership and continued interest in the affairs of PGT Innovations, Inc. and I hope you will be able to join us on May 18th for our 2017 annual meeting of stockholders.

Sincerely,

Rodney Hershberger
Chairman and CEO

PGT INNOVATIONS, INC.
1070 TECHNOLOGY DRIVE
NORTH VENICE, FLORIDA  34275

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Our 2017 annual meeting of stockholders (the “Meeting”) will be held at the Sarasota Yacht Club, 1100 John Ringling Boulevard, Sarasota, Florida 34236 on Thursday, May 18, 2017, beginning at 1:00 p.m., local time, for the purpose of considering and voting on the following matters:

1. To elect three directors, nominated by our Board of Directors, to serve until our 2020 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the 2017 fiscal year; and

3. To act on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

Information relating to these items, including our Board of Director’s recommendations for how you should vote on them, is provided in the accompanying proxy statement. Only stockholders of record at the close of business on April 18, 2017, are entitled to receive notice of and to vote at the Meeting.

If you were a stockholder of record on April 18, 2017, you are encouraged to vote in one of the following ways, whether or not you plan to attend the Meeting:  (1) by telephone; (2) via the Internet; or (3) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

By Order of the Board of Directors,
Jeffrey T. Jackson
President
North Venice, Florida
April 20, 2017

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

PGT Innovations, Inc. is delivering one annual report and proxy statement in one envelope addressed to all stockholders who share a single address unless they have notified us that they wish to “opt out” of the program known as “householding.” Householding is intended to reduce our printing and postage costs. We will deliver a separate copy of the annual report or proxy statement promptly upon written or oral request. Please direct all requests to our Chief Financial Officer, who is our acting Secretary, at 1070 Technology Drive, North Venice, Florida 34275 or at (800) 282-6019.

If you are a stockholder of record and wish to receive a separate copy of the annual report and proxy statement in the future, please contact American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or call toll-free at (800) 937-5449 or locally and internationally at (718) 921-8124.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by calling (800) 542-1061. Additional information regarding householding of disclosure documents should have been forwarded to you by your broker. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to household until we notify you otherwise.

PGT INNOVATIONS, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 18, 2017

INTRODUCTION

The 2017 annual meeting of stockholders (the “Meeting”) of PGT Innovations, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”) will be held on Thursday, May 18, 2017, beginning at 1:00 p.m., local time, at the Sarasota Yacht Club, 1100 John Ringling Boulevard, Sarasota, Florida 34236.

Our Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice of annual meeting of stockholders and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted proxy substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned to, and received by, the Company prior to voting at the Meeting, the shares of our common stock represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares of our common stock will be voted “FOR” each of the director nominees in Proposal 1, to serve until our 2020 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified and “FOR” Proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year. Any proxy may be revoked at any time before its exercise by notifying the Chief Financial Officer, who is our acting Secretary, in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders To Be Held on Thursday, May 18, 2017:

The Proxy Statement for the Meeting, our Annual Report to Stockholders and our

Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2016

are available at www.proxydocs.com/PGTI.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

What is the purpose of this Proxy Statement?

This Proxy Statement provides information regarding matters to be voted on at the Meeting. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to our stockholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Meeting so that all stockholders of record have an opportunity to vote on the matters to be presented at the Meeting, even if they cannot attend the meeting in person. Our Board of Directors has designated Jeffrey T. Jackson and Bradley West to vote the shares of our common stock represented by valid proxies at the Meeting.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on April 18, 2017, the “record date” for the Meeting. Your shares of our common stock can be voted at the Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Meeting?

The holders of a majority of the issued and outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Meeting. On the record date, 49,862,684 shares of our common stock were issued and outstanding. Shares of our common stock represented by valid proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares of our common stock represented by valid proxies received but reflecting broker nonvotes, will be counted as present at the Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?

Each share of our common stock represented at the Meeting in person or by valid proxy is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for the other proposal to ratify the appointment of our independent registered public accounting firm.

What proposals will require my vote?

You are being asked to vote on the following proposals:

1.	to elect three directors to serve until our 2020 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified; and

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?

Proposal 1-Election of Directors

Stockholders may vote “FOR” or “WITHHOLD” for each of the director nominees being considered pursuant to Proposal 1. Director nominees named in Proposal 1 are elected by a plurality of the votes cast, and the director nominees who receive the greatest number of votes at the Meeting (up to the number of directors to be elected) will be elected. Shares of our common stock will be voted, if authority to do so is not withheld, for the election of director nominees named in Proposal 1. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director nominee. Broker non-votes, if any, will not affect the outcome of the vote on the election of directors.

Proposal 2-Ratification of the Appointment of the Independent Registered Public Accounting Firm

Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year. The proposal to ratify the appointment of our independent registered public accounting firm will be approved by the vote of the holders of a majority of shares of our common stock present in person or represented by valid proxy at the Meeting. A vote to “ABSTAIN” will count as a vote “AGAINST” the proposal to ratify the appointment of our independent registered public accounting firm.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•
“FOR” the election of each of the three director nominees named in Proposal 1 to serve until our 2020 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified (Proposal 1).

•	“FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year (Proposal 2).

How can I vote my shares without attending the Meeting?

Whether you hold shares of our common stock directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Meeting. You may vote by granting a proxy or, for shares of our common stock held in street name, by submitting voting instructions to your broker, bank or nominee.

Please refer to the summary instructions below and those included on your proxy card or, for shares of our common stock held in street name, the voting instruction card included by your broker, bank or nominee.

BY INTERNET OR TELEPHONE – If you hold shares of our common stock directly as the stockholder of record, you may vote by the internet or telephone or according to the instructions included on your proxy card. For shares of our common stock held in street name, you may be able to vote by the internet or telephone as permitted by your broker, bank or nominee. The availability of internet and telephone voting for beneficial owners will depend on the voting process of your broker, bank or nominee. Therefore, for shares of our common stock held through a broker, bank or nominee in street name, we recommend that you follow the voting instructions you receive by your broker, bank or nominee.

BY MAIL – If you hold shares of our common stock directly as the stockholder of record, you may vote by mail by completing, signing and dating your proxy card and mailing it in the accompanying enclosed, pre-addressed envelope. For shares of our common stock held in street name, you may vote by mail by completing, signing and dating the voting instruction card included by your broker, bank or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares of our common stock will be voted as you instruct. If the pre-addressed envelope is missing, please mail your completed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, Attn: Proxy Department.

If you cast your vote in any of the alternatives set forth above, your shares of our common stock will be voted in accordance with your voting instructions, unless you properly revoke your proxy. If you are a stockholder of record and you complete, sign, date and return your proxy card or complete the internet or telephone voting procedures, but you do not specify how you want to vote your shares of our common stock, we will vote them “FOR” each of the three director nominees named in Proposal 1 and “FOR” Proposal 2. We do not currently anticipate that any other matters will be presented for action at the Meeting. If any other matters are properly presented for action at the meeting, the persons named on your proxy will vote your shares of our common stock on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.

If you own shares of our common stock in “street name” through a broker, bank or nominee and you do not provide instructions to your broker, bank or nominee on how to vote your shares, your broker, bank or nominee has discretion to vote your shares of our common stock on certain “routine” matters, including the ratification of the appointment of

KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year. However, on “non-routine” matters such as the election of directors, your broker, bank or nominee must receive voting instructions from you, since it does not have discretionary voting power for these proposals. So long as the broker, bank or nominee has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. Therefore, it is important for you to provide voting instructions to your broker, bank or nominee.

How can I vote my shares in person at the Meeting?

Shares of our common stock held directly in your name as the stockholder of record may be voted in person at the Meeting. SHARES OF OUR COMMON STOCK HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. EVEN IF YOU CURRENTLY PLAN TO ATTEND THE MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the Meeting by:

•
filing with our Chief Financial Officer, who is our acting Secretary at 1070 Technology Drive, North Venice, Florida 34275 a signed, original written notice of revocation dated later than the proxy you submitted,

•	submitting a duly executed proxy bearing a later date,

•	voting by telephone or internet on a later date, or

•	attending the Meeting and voting in person.

If you grant a proxy, you are not prevented from attending the Meeting and voting in person. However, your attendance at the Meeting will not by itself revoke a proxy that you have previously granted. You must vote in person at the Meeting to revoke your proxy.

If your shares of our common stock are held in a stock brokerage account or by a bank, broker or other nominee, you may revoke your proxy by following the instructions provided by your bank, broker, or other nominee.

All shares of our common stock represented by a valid proxy and not properly revoked will be voted at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares of our common stock are held in a stock brokerage account or by a broker, bank or nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares of our common stock and are also invited to attend the Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares of our common stock. If you do not provide the stockholder of record with voting instructions, your shares of our common stock may constitute broker non-votes. The effect of broker non-votes is more specifically described in the section of this Proxy Statement entitled “What vote is required to approve each proposal or elect directors, and how will my vote be counted?” above.

I am a beneficial holder. How will my shares be voted if I do not return voting instructions?

Your shares of our common stock may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the New York Stock Exchange (“NYSE”), brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Meeting. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year is considered a routine matter.

The election of directors is not considered a routine matter under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares of our common stock with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”  In tabulating the voting result for any particular proposal, shares of our common stock that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares of our common stock to be voted at the Meeting on a non-routine matter.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Meeting?

If any matter that is not described in this Proxy Statement should properly come before the Meeting, then Rodney Hershberger, Jeffrey T. Jackson and Bradley West, or any one of them, as proxies will vote the shares of our common stock represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Meeting but which is not described in this Proxy Statement, the matter will be approved by the vote of the holders of a majority of shares of our common stock present in person or represented by valid proxy at the Meeting, unless a greater vote is required by law, our Amended and Restated Certificate of Incorporation or our Amended and Restated By-Laws (our “By-Laws”). At the time this Proxy Statement was mailed to stockholders, management was unaware of any other matters that might be presented for stockholder action at the Meeting.

What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Meeting.

What do I need to do if I want to attend the Meeting?

Only stockholders, our Board of Directors, director nominees, management of the Company and management’s invited guests are permitted to attend the Meeting. If you are a stockholder of record and wish to attend the Meeting, you must provide valid, government-issued picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record stockholders as of April 18, 2017 to be admitted to the Meeting. If you hold your shares of our common stock through a broker, bank or nominee, more commonly known as holding shares in “street name,” and desire to vote at the Meeting, you must inform your broker, bank or nominee and request a “legal” proxy from the broker, bank or nominee. You will need to bring the legal proxy to the Meeting along with valid, government-issued picture identification. If you do not have a legal proxy, you will not be able to vote at the Meeting. You are, however, still welcome to attend the Meeting, but you must bring your most recent brokerage account statement showing that you owned shares of our common stock as of the record date, along with valid, government-issued picture identification to be admitted to the Meeting. You are advised that if you own shares of our common stock in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Meeting and vote in person or legally appoint another proxy to vote on your behalf. Cameras, recording devices and other electronic devices will not be permitted at the Meeting. Additional rules of conduct regarding the Meeting may be provided at the Meeting.

How will proxies be solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee estimated to be up to $10,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.

In addition to solicitation by mail and the Internet, certain officers, directors and employees of the Company may solicit proxies by telephone, email, and facsimile or in person, although no additional compensation will be paid for such solicitation. The Company may also request brokers, banks and nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such brokers, banks and nominees for their reasonable out-of-pocket expenses.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares of our common stock are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting and will publicly disclose results in a Current Report on Form 8-K within four business days of the date of the Meeting.

Who will count the votes?

A representative of American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes, serve as the independent inspector of elections for the Meeting, and certify the final vote on all matters considered at the Meeting.

How can I access the Company’s proxy materials and annual report electronically?

A copy of our 2016 Annual Report to Stockholders is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Meeting. A copy of our 2016 Annual Report to Stockholders and this Proxy Statement are available without charge at www.proxydocs.com/PGTI.

References to our website in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not incorporated into this Proxy Statement. These proxy materials are also available in print to stockholders without charge and upon request, addressed to PGT Innovations, Inc., 1070 Technology Drive, North Venice, Florida 34275, Attention:  Chief Financial Officer, who is our acting Secretary. You are encouraged to access and review all of the important information contained in the enclosed proxy materials before voting.

May I propose actions for consideration at the 2018 annual meeting of stockholders?

Yes. In order for a stockholder to propose any matter for consideration at the 2018 annual meeting of stockholders, you should follow the requirements set forth in our By-Laws, as discussed in the section of this Proxy Statement entitled “Other Business – Stockholder Proposals or Director Nominations for the 2018 Annual Meeting.”

PROPOSAL 1 –
ELECTION OF DIRECTORS

There are currently nine members of our Board of Directors. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, our Board of Directors is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under this arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected, and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year. At the Meeting, our stockholders will elect three Class II directors, Mr. Brett N. Milgrim, Mr. Richard D. Feintuch and Mr. Jeffrey T. Jackson, to serve until our 2020 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified.

Our Board of Directors has nominated Mr. Milgrim, Mr. Feintuch and Mr. Jackson to serve again as Class II directors until our 2020 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. Each director nominee has consented to continue to serve as a director if elected at the Meeting. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares of our common stock that such proxy represents for the election of such other person as our Board of Directors may nominate. We have no reason to believe that any of the nominees will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF THESE
THREE CLASS II DIRECTOR NOMINEES.

Set forth below is certain information concerning each nominee for election as a director at the Meeting and each director whose current term of office will continue after the Meeting. Each of our directors brings to our Board of Directors a wealth of varied experience derived from service as executives, financial experts, subject experts and/or industry leaders. Specific factors considered by our Board of Directors in the process undertaken in searching for and recommending qualified director candidates are described below under “Governance of the Company – Assessment of Director Candidates and Required Qualifications”. The specific individual qualifications, experience, and skills of each of our directors that led to the conclusion that the individual should serve as a director of ours in light of our business and structure are described in the following paragraphs, and we believe that such qualifications, experience, and skills contribute to the Board of Directors’ effectiveness as a whole.

Name	Age	Class and Position	Date Elected or Appointed Director
Alexander R. Castaldi*	67	Class I Director	2004
M. Joseph McHugh*	79	Class I Director	2006
William J. Morgan*	70	Class I Director	2007
Brett N. Milgrim*	48	Class II Director	2003
Richard D. Feintuch*	64	Class II Director	2006
Jeffrey T. Jackson	51	Class II Director	2016
Floyd F. Sherman *	77	Class III Director	2005
Rodney Hershberger	60	Class III Director	2004
Sheree L. Bargabos*	61	Class III Director	2016

* Denotes director about whom our Board of Directors has made an affirmative determination regarding independence.

Class II - Directors with Terms Expiring in 2017

Brett N. Milgrim. Mr. Milgrim became a director in 2003. Mr. Milgrim is a director of Builders FirstSource, Inc., and was a Managing Director of JLL Partners, Inc., which he joined in 1997, until his retirement in 2011. Our Board of Directors understands that Mr. Milgrim is extremely knowledgeable regarding all aspects of corporate finance and the capital markets, and this knowledge is important to the Company and its stockholders.

Richard D. Feintuch. Mr. Feintuch became a director in 2006. Mr. Feintuch was a partner of the law firm Wachtell, Lipton, Rosen & Katz from 1984 until his retirement in 2004, specializing in mergers and acquisitions, corporate finance, and the representation of creditors and debtors in large restructurings. Mr. Feintuch earned a B.S. in Economics from the Wharton School of the University of Pennsylvania and a J.D. from New York University School of Law. Mr. Feintuch also is a member of the Board of Directors of J. Crew Group, Inc., an internationally recognized multi-brand apparel and accessories retailer. Our Board of Directors believes that Mr. Feintuch’s significant knowledge, and the experience he obtained as a partner of a leading international law firm brings not only legal skills but practical know-how into the board room, and such skills are useful in the discussion and evaluation of all corporate affairs.

Jeffrey T. Jackson. Mr. Jackson joined the Company in 2005 as Vice President and Chief Financial Officer. The following year, he helped lead the Company's initial public offering, and was later named Executive Vice President. In 2014, Mr. Jackson was named President and Chief Operating Officer with responsibilities of overseeing the Company’s strategic plan, as well as all aspects of operations. In 2016, Mr. Jackson was elected director. Prior to joining the Company, he served in executive leadership roles for various companies, including the following positions:  Division Chief Financial Officer, Vice President Corporate Controller, and Senior Vice President of Operations. Mr. Jackson earned a B.B.A. from the University of West Georgia and is a Certified Public Accountant in both Georgia and California. Our Board of Directors believes that Mr. Jackson’s extensive leadership, financial and operational experience gained over the past 26 years, including 11 years in the building products industry, provides our Board of Directors with timely and valuable insight, and a highly desirable addition to the Board of Directors.

CONTINUING DIRECTORS

Class I - Directors with Terms Expiring in 2019

Alexander R. Castaldi. Mr. Castaldi became a director in 2004. Mr. Castaldi is a Managing Director of JLL Partners, Inc., which he joined in 2003, and was previously a Chief Financial Officer of three management buyout firms. He was most recently Executive Vice President, Chief Financial Officer and Administration Officer of Remington Products Company. Previously, Mr. Castaldi was Vice President and Chief Financial Officer at Uniroyal Chemical Company. From 1990 until 1995, he was Senior Vice President and Chief Financial Officer at Kendall International, Inc. During the 1980s, Mr. Castaldi was also Vice President, Controller of Duracell, Inc. and Uniroyal, Inc. Mr. Castaldi serves as a director of several companies, including Ross Education, LLC, J. G. Wentworth, LLC, and Education Affiliates, Inc. From 2004 to February 2006, Mr. Castaldi served as a director of Builders FirstSource, Inc. Our Board of Directors recognizes the vast experience at the senior executive management level which Mr. Castaldi possesses and deems it to be of great value to the Company and its stockholders.

M. Joseph McHugh. Mr. McHugh became a director in 2006. Mr. McHugh served as President and Chief Operating Officer of Triangle Pacific Corp., a leading manufacturer of hardwood flooring and kitchen cabinets, until his retirement in 1998. Previously, Mr. McHugh held a variety of positions at Triangle Pacific in operations and finance, including Vice President — Finance and Treasurer, Executive Vice President — Finance and Administration, and Senior Executive Vice President. Prior to joining Triangle Pacific, Mr. McHugh served as Vice President — Corporate Finance at Eppler, Guerin & Turner, Inc., a large, regional investment banking and brokerage firm based in Dallas, Texas, where he advised on initial public offerings, mergers and acquisitions, private placements and venture capital investments. Our Board of Directors understands that Mr. McHugh’s great experience at the senior management level in finance and administration at various entities positions him to make valuable contributions to our Board of Directors in its oversight functions and also recognizes his qualifications as a “financial expert” on the Audit Committee.

William J. Morgan. Mr. Morgan became a director in 2007. Mr. Morgan is a retired partner of the accounting firm KPMG LLP (“KPMG”) where he served clients in the industrial and consumer market practices. From 2004 until 2006, he was the Chairman of KPMG’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. Mr. Morgan was the Lead Partner for the Chairman’s 25 Partner Leadership Development Program, and continued through 2009 to provide services to KPMG as an independent consultant to its leadership development group and as Dean of the then current Chairman’s 25 Partner Leadership Development Program. He previously served as the Managing Partner of the Stamford, Connecticut office and as a member of the Board of Directors for KPMG LLP and KPMG Americas. Mr. Morgan is a member of the Board of Directors of Barnes Group, Inc. and is the Chairman of its Audit Committee and is also a member of the Corporate Governance Committee. Mr. Morgan is also a member of the Board of Directors and Audit Committee of the J. G. Wentworth Company. Our Board of Directors identified Mr. Morgan’s extensive experience in public accounting (39 years, 29 as a partner), where he worked closely with client management and audit committees on matters relating to accounting, auditing, control, corporate governance, and risk management, as providing significant value to the Company and its stockholders. Our Board of Directors also recognizes Mr. Morgan’s significant board and audit committee experience and his qualifications as a “financial expert” on the Audit Committee.

Class III – Directors with Terms Expiring in 2018

Floyd F. Sherman. Mr. Sherman became a director in 2005. Since 2001, Mr. Sherman has served as Chief Executive Officer, and a director of Builders FirstSource, Inc., a leading supplier and manufacturer of structural and related building products for residential new construction. Before joining Builders FirstSource, Mr. Sherman spent 28 years at Triangle Pacific/Armstrong Flooring, the last nine of which he served as Chairman and Chief Executive Officer. Mr. Sherman has over 50 years of experience in the building products industry. A native of Kerhonkson, New York and a veteran of the U.S. Army, Mr. Sherman is a graduate of the New York State College of Forestry at Syracuse University. He also holds an M.B.A. degree from Georgia State University. Our Board of Directors understands that Mr. Sherman’s experience of more than 50 years in the building products industry provides him with the knowledge to make significant contributions to the development of the Company’s business strategy.

Rodney Hershberger. Mr. Hershberger, a co-founder of the Company, has served the Company for nearly 40 years. Mr. Hershberger was named President and Director in 2004 and became our Chief Executive Officer in March 2005. In 2003, Mr. Hershberger became Executive Vice President and Chief Operating Officer and oversaw the Company’s Florida and North Carolina operations, sales, marketing, and engineering groups. Previously, Mr. Hershberger led the manufacturing, transportation, and logistics operations in Florida and served as Vice President of Customer Service. Mr. Hershberger’s long tenure as Chief Executive Officer of PGTI, and nearly 40 years of industry experience, provides him with detailed knowledge of the Company and the markets we serve. Mr. Hershberger has extensive experience in serving in code-setting industry organizations and, having founded the Company, creating stockholder value. Our Board of Directors recognizes Mr. Hershberger’s significant contributions to the Company.

Sheree L. Bargabos. Ms. Bargabos became a director in 2016. Ms. Bargabos is a seasoned executive whose career spans more than 35 years at Owens Corning, a global maker of building and composite material systems, until her retirement in 2015. Prior to her most recent transition role as Vice President, Customer Experience, she spent a decade as the President of Owens Corning’s $2 billion Roofing and Asphalt division. Ms. Bargabos earned a B.S. in Chemistry from McGill University and an M.B.A. from Babson College. Our Board of Directors recognizes Ms. Bargabos’ extensive experience in various senior executive management positions and her knowledge acquired over more than 35 years within the building products industry. Our Board of Directors believes that the experience gained by Ms. Bargabos during her tenure with a global leader in the building materials industry makes her highly qualified, has added additional insight and leadership to our Board of Directors and is a valuable asset to the Company.

GOVERNANCE OF THE COMPANY

Board of Directors and Committees

The mission of our Board of Directors is to provide strategic guidance to the Company’s management, to monitor the performance and ethical behavior of the Company’s management, and to maximize the long-term financial return to the Company’s stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. In 2016, including both regularly scheduled and special meetings, our Board of Directors met a total of eight times. Our Board of Directors is constituted of nine directors, and is aided in fulfilling its mission by Board committees. During 2016, our Board of Directors had three standing committees:  the Audit Committee, the Compensation Committee and the Governance Committee.

Audit Committee

The Audit Committee assists our Board of Directors in fulfilling its responsibilities with respect to the oversight of the accounting and financial reporting practices of the Company, including oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our independent registered public accounting firm. The Audit Committee also reviews the adequacy of staff and management performance and procedures in connection with financial and disclosure controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee also is charged with preparation of an audit committee report, retention and termination of our independent registered public accounting firm, annual review of the report of our independent registered public accounting firm, and discussion with our independent registered public accounting firm of the audited annual and unaudited quarterly financial statements of the Company and any audit problems or difficulties and management’s response thereto. The Audit Committee charter can be obtained without charge in the “Investors” section of our Company website at www.pgtinnovations.com in the section titled “Corporate Governance.”

The Audit Committee is comprised of three independent directors (as that term is defined by the NYSE Listed Company Manual (the “NYSE Rules”) and SEC rules and regulations), Messrs. Feintuch, McHugh, and Morgan. Mr. Morgan serves as Chairman of the Audit Committee. The Audit Committee met five times during 2016. During each meeting, the Audit Committee met privately with the Company’s independent registered public accounting firm. Our Board of Directors has: (i) affirmatively determined that all Audit Committee members are financially literate as required by the NYSE Rules; (ii) has designated Messrs. McHugh and Morgan, as audit committee “financial experts” as defined by SEC rules and regulations; and (iii) determined that Messrs. Feintuch, McHugh, and Morgan meet the heightened independence standards of both the NYSE Rules and SEC rules and regulations for Audit Committee members.

Compensation Committee

The Compensation Committee determines the compensation of our executive officers, including our Chief Executive Officer. The Compensation Committee also reviews and reassesses the compensation paid to members of our Board of Directors for their service on our Board of Directors and Board committees and recommends any changes in compensation to the full Board for its approval. In addition, the Compensation Committee authorizes all stock option and other equity-based awards to employees and non-employee directors under our stock option and equity incentive plans. The Compensation Committee met once in 2016, and members of such committee participated in numerous calls and various other interactions discussing compensation issues with members of management, compensation consultants, other members of the Compensation Committee, and our Board of Directors, as well as acting through unanimous written consent. For information about our compensation program, the role of the Compensation Committee and the engagement of compensation consultants in setting executive compensation, see “Executive Compensation - Compensation Discussion and Analysis.” The Compensation Committee charter can be obtained without charge in the “Investors” section of our Company website at www.pgtinnovations.com in the section titled “Corporate Governance.”

The Compensation Committee is comprised of three directors, Messrs. Castaldi, Milgrim, and Sherman, all of whom meet the heightened independence standards of both the NYSE Rules and SEC rules and regulations for Compensation Committee members. Mr. Castaldi serves as Chairman of the Compensation Committee.

Governance Committee

The Governance Committee, formed in February 2016, advises our Board of Directors on corporate governance matters and, among other things, assists our Board of Directors in identifying and recommending qualified director candidates. The Governance Committee also reviews and makes recommendations to our Board of Directors on the size and composition of our Board of Directors, independence determinations with respect to continuing and prospective directors, assignments to committees of our Board of Directors and resignations of directors, when appropriate. The Governance Committee also oversees the evaluation of our Board of Directors, the committees and individual directors. The Governance Committee met once during 2016. The Governance Committee charter can be obtained without charge in the “Investors” section of our Company website at www.pgtinnovations.com in the section titled “Corporate Governance.”

The Governance Committee is comprised of three directors, Ms. Bargabos, and Messrs. Feintuch, and Morgan, all of whom meet the independence standards of both the NYSE Rules and SEC rules and regulations. Mr. Feintuch serves as Chairman of the Governance Committee.

A summary of the current members of each committee of our Board of Directors is identified in the table below:

Name	Audit Committee	Compensation Committee	Governance Committee
Sheree L. Bargabos			Member
Alexander R. Castaldi		Chairman
Richard D. Feintuch	Member		Chairman
M. Joseph McHugh	Member
Brett N. Milgrim		Member
William J. Morgan	Chairman		Member
Floyd F. Sherman		Member

Board Attendance

For 2016, each of our directors attended 75% or more of the aggregate of all meetings of our Board of Directors and its committees on which he or she served, with the exception of Mr. Sherman. Pursuant to our Policy on Director Attendance at the Annual Meeting of Stockholders, which can be obtained without charge in the “Investors” section of our Company website at www.pgtinnovations.com in the section titled “Corporate Governance,” all directors are strongly encouraged to attend each of our annual meetings of stockholders in person. Any director who is unable to attend an annual meeting of stockholders in person is expected to notify the Chairman of our Board of Directors in advance of such meeting. All members of our Board of Directors, except Mr. Sherman, attended our 2016 annual meeting of stockholders.

Board Leadership Structure

Mr. Hershberger serves as both the Chairman of our Board of Directors and the Company’s Chief Executive Officer, and Mr. Jackson serves as both a director and the Company’s President and Chief Operating Officer. Our Board of Directors has not designated a lead independent director. Our Board of Directors believes that currently there are a number of important advantages for the Company having the positions of Chairman and Chief Executive Officer held by the same person. Mr. Hershberger is the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and its industry, while the Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer currently promotes strategy development and execution and facilitates information flow between management and our Board of Directors, which are essential to effective governance. Our Board of Directors additionally believes that having a second director position filled by another member of the Company’s executive management, specifically the role of President and Chief Operating Officer, adds additional industry and Company-specific experience and expertise and further enhances the our Board of Directors’ ability to obtain information and evaluate the effectiveness of the Company’s leadership and operating strategies.

Risk Oversight

The Company’s senior management is responsible for day-to-day risk management, while our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. Our Board of Directors regularly receives information regarding the Company’s credit, liquidity and operations from senior management. During its review of such information, our Board of Directors discusses, reviews and analyzes risks associated with each area, as well as risks associated with new business ventures and those relating to the Company’s executive compensation plans and arrangements. As a result of such discussion, review and analysis, and considering input from the Compensation Committee, our Board of Directors has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company or its results. The Audit Committee oversees management of financial and compliance risks and potential conflicts of interest, and the entire Board of Directors is regularly informed through committee reports about such risks. Formed in February 2016, our Governance Committee oversees and is responsible for assessing certain risks specifically in connection with corporate governance principles and guidelines and management of risks associated with the independence of our Board of Directors.

Director Independence

Effective on December 28, 2016, the Company’s common stock began trading on NYSE and, accordingly, we are subject to the NYSE Rules.

Our Corporate Governance Guidelines require that at least a majority of our Board of Directors be independent, consistent with the NYSE Rules. Our Board of Directors applies standards in affirmatively determining whether a director is “independent,” in compliance with the NYSE Rules and SEC rules and regulations. Our Board of Directors, in applying the above-referenced standards, has affirmatively determined that Messrs. Castaldi, Feintuch, McHugh, Milgrim, Morgan, and Sherman, and Ms. Bargabos, are “independent” directors. As part of our Board of Directors’ process in making such determination, it also determined that each such director has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment.

Our Board of Directors includes two management directors, Mr. Hershberger, who serves as both the Chairman of our Board of Directors and the Company’s Chief Executive Officer, and Mr. Jackson, who serves as both a director and the Company’s President and Chief Operating Officer. Our Board of Directors has determined that Mr. Hershberger and Mr. Jackson are not independent under the NYSE Rules and SEC rules and regulations.

As part of its annual evaluation of director independence, our Board of Directors examined (among other things) whether any transactions or relationships exist currently (or existed during the past three years) between each independent director and the Company, its subsidiaries, affiliates, equity investors, or independent auditors and the nature of those relationships under the NYSE Rules and SEC rules and regulations. No transactions, relationships or arrangements, other than those described under “Certain Relationships and Related Transactions” were presented to, or considered by, our Board of Directors. Our Board of Directors also examined whether there are (or have been within the past year) any transactions or relationships between each independent director and any executive officer of the Company or its affiliates. As a result of this evaluation, our Board of Directors has affirmatively determined that each independent director is independent under those criteria. Independent directors meet in regularly scheduled executive sessions outside the presence of other directors and management representatives. Interested parties, including stockholders, may communicate with the Chairman of our Board of Directors or the independent directors as a group by sending a communication, addressed to PGT Innovations, Inc., 1070 Technology Drive, North Venice, Florida 34275, Attention:  Chief Financial Officer, who is our acting Secretary.”

Executive Sessions of Non-Management Directors

In accordance with the NYSE Rules, our Board of Directors typically holds an executive session of non-management directors (all of whom are independent) as a part of every regularly scheduled meeting of our Board of Directors. These executive sessions are chaired by a member of our independent directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Upon the advice and recommendation of our Governance Committee and in accordance with the NYSE Rules, our Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines address an array of governance issues and principles, including director qualifications and responsibilities, annual performance evaluations of our Board of Directors and meetings of independent directors.

We maintain a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to all directors, officers and employees that complies with the NYSE Rules. In addition, we maintain a Supplemental Code of Ethics for our Chief Executive Officer, President, Chief Financial Officer and other senior financial officers (“Supplemental Code of Ethics”), as well as a Policy on Insider Trading. Our employees are also subject to additional specific policies, guidelines and Company rules governing particular types of conduct or situations. On an annual basis, each director and officer of the Company is required to provide an acknowledgment that he or she has received and reviewed our Code of Ethics and to disclose any related person transactions. In addition, all employees of the Company (including all officers) are required to undergo an annual ethics training program.

Violations of our Supplemental Code of Ethics must be reported to the Audit Committee. Copies of the Code of Ethics and Supplemental Code of Ethics can be obtained without charge in the “Investors” section of our Company website at www.pgtinnovations.com in the section titled “Corporate Governance,” or by written request to the Company at the address appearing on the first page of this Proxy Statement to the attention of the Chief Financial Officer, who is our acting Secretary. There have been no waivers of, or amendments to, either the Code of Ethics or the Supplemental Code of Ethics, and we are not aware of any violations of either such code.

Our employees are encouraged to anonymously report any suspected violations of laws, regulations, the Code of Ethics or the Supplemental Code of Ethics and/or any suspected unethical business practices via our continuously monitored hotline.

Assessment of Director Candidates and Required Qualifications

Our Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of stockholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by our Governance Committee, is responsible for considering and recommending to our stockholders nominees for election as director at our annual meeting of stockholders. In accordance with our Corporate Governance Guidelines, both our Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.

Our Board of Directors believes that the minimum qualifications for serving as a director of the Company are that a nominee have high moral character and personal integrity, a record and reputation for honest and ethical conduct, demonstrated accomplishment in his or her field, the ability to devote sufficient time to carry out the duties of a director, and be at least 21 years of age. Also, a nominee should demonstrate the ability and judgment to work effectively with other members of our Board of Directors to serve the long-term interests of the Company’s stockholders. In addition to these minimum qualifications, our Governance Committee and our Board of Directors may consider all other information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular director seat, taking into account the then-current composition of our Board of Directors. These factors may include a candidate’s experience, judgment and skills, such as an understanding of:  (i) the building products industry and markets; (ii) public company management; (iii) manufacturing and distribution; (iv) industry-relevant technologies; (v) executive compensation and human resources matters; and (vi) accounting and financial management expertise. In addition, diversity of race, ethnicity, gender, and age are also factors our Board of Directors may consider in evaluating candidates for membership to our Board of Directors.

Our Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Board if they become aware of persons meeting the criterion described above or by engaging a firm or firms that specialize in identifying director candidates. The Governance Committee also will consider candidates recommended by stockholders as described below.

Stockholder Recommendations and Nominations for Election to the Board

Our Governance Committee will consider nominees recommended by stockholders. Any stockholder wishing to nominate a candidate for director at the next annual meeting of stockholders must submit a proposal as described under “Other Business – Stockholder Proposals or Director Nominations for the 2018 Annual Meeting” and otherwise comply with the advance notice provisions and information requirements contained in our By-Laws. The stockholder submission should be sent to the Chief Financial Officer, who is our acting Secretary, at 1070 Technology Drive, North Venice, Florida 34275.

Stockholder nominees are evaluated under the same standards as other candidates for membership to our Board of Directors described above in “Assessment of Director Candidates and Required Qualifications.”   In addition, in evaluating stockholder nominees for possible inclusion with our Board of Director’s slate of nominees, our Governance Committee and our Board of Directors may consider any other information they deem relevant, including (i) the factors described above in “Assessment of Director Candidates and Required Qualifications,” (ii) whether there are or will be any vacancies on our Board of Directors, (iii) the size of the nominating stockholder’s holdings in the Company, (iv) the length of time such stockholder has owned such holdings and (v) any statements by the stockholder nominee or the regarding proposed changes in our operations.

Information About Our Board of Directors and Executive Officers

The biographical information regarding each member of our Board of Directors under the caption “Proposal 1 - Election of Directors” and each of our executive officers under the caption “Executive Compensation - Compensation Discussion and Analysis – Management” is incorporated by reference herein.

PROPOSAL 2 –
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP, independent registered public accounting firm, to audit our fiscal 2017 consolidated financial statements. As a matter of good corporate governance, the Company’s stockholders will be requested to ratify the Audit Committee’s selection at the Meeting. KPMG LLP has audited our consolidated financial statements since fiscal 2014.

Although there is no requirement that KPMG LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the stockholders choose not to ratify the appointment of KPMG LLP. A representative of KPMG LLP will be present at the Meeting, not to make a statement, but to be available to answer appropriate questions. The Audit Committee may terminate the appointment of KPMG LLP as our independent registered public accounting firm without the approval of the stockholders whenever the Audit Committee deems such termination appropriate.

KPMG LLP has affirmed that they are not aware of any relationships between KPMG LLP and the Company that may reasonably be thought to bear on their independence, specifically including, but not limited to, the fact that Mr. Morgan is a retired partner of KPMG LLP, as disclosed in detail in Mr. Morgan’s biography under “Class I – Directors with Terms Expiring in 2019.”

The Audit Committee approves the annual audit fee of the Company’s independent auditors. The Audit Committee also establishes pre-approved limits for which the Company’s management may engage the Company’s independent auditors for specific services. Any work which exceeds these pre-approved limits requires the advance approval of the Audit Committee. Each quarter, the Audit Committee reviews all work done by the independent auditors during the previous quarter. All fees for fiscal year 2016 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF
THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 18, 2017, unless otherwise noted, for (a) each person who is known by us to own beneficially more than 5% of our common stock, (b) each of our current and incumbent directors named above, (c) each of our Named Executive Officers (“NEOs”) named in the Summary Compensation Table below, and (d) all of our directors and executive officers as a group.

The percentages of voting shares provided in the table are based on 49,862,684 shares of our common stock issued and outstanding as of April 18, 2017. Beneficial ownership is determined in accordance with SEC rules and regulations and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of our common stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares of our common stock issuable upon the exercise of options that are exercisable within 60 days of April 18, 2017, and any restricted stock units that vest within that sixty-day period, are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Voting Shares
Beneficial Owners of More Than 5%:
BlackRock, Inc.	6,212,910	(2)	12.5%
Prudential Financial, Inc.	2,882,598	(3)	5.8%
Lazard Asset Management LLC	2,652,346	(4)	5.3%
Renaissance Technologies Holdings Corporation	2,602,429	(5)	5.2%

Non-Employee Directors and Nominees:
Sheree L. Bargabos	7,308		*
Alexander R. Castaldi	119,892		*
Richard D. Feintuch	192,505	(6)	*
M. Joseph McHugh	139,786	(7)	*
Brett N. Milgrim	68,019		*
William J. Morgan	87,112	(8)	*
Floyd F. Sherman	78,110	(9)	*

Named Executive Officers:
Rodney Hershberger	1,805,511	(10)	3.6%
Jeffrey T. Jackson	401,452	(11)	*
Bradley West	113,514	(12)	*
Brent Boydston	11,146		*

Directors and executive officers as a group	3,024,355	(13)	6.1%

* Percentage does not exceed one percent of the total shares eligible to vote.

(1) Unless otherwise indicated, the business address of each person is PGT Innovations, Inc., 1070 Technology Drive, North Venice, Florida, 34275.

(2) The information reported is based on a Schedule 13G/A (Amendment No. 5) filed January 17, 2017, with the SEC, in which BlackRock, Inc. reported that at December 31, 2016, it had sole voting power over 6,126,682 shares and sole dispositive power over 6,212,910 shares.  The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3) The information reported is based on a Schedule 13G filed January 30, 2017, with the SEC, in which Prudential Financial, Inc. reported that at December 31, 2016, it had sole dispositive and voting power over 18,104 shares and shared voting and dispositive power over 2,864,494 shares, and disclosed that its beneficial ownership is the result of its status as a parent holding company, including 2,799,458 shares beneficially owned by Jennison Associates LLC, as reported on a Schedule 13G filed February 3, 2017, with the SEC, in which Jennison Associates LLC reported that at December 31, 2016, it had sole voting power and shared dispositive power over 2,799,458 shares. The principal business address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102. The principal business address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017.

(4) The information reported is based on a Schedule 13G filed February 2, 2017, with the SEC, in which Lazard Asset Management LLC reported that at December 31, 2016, it had sole dispositive power over 2,652,346 shares and sole voting power over 1,364,778 shares. The principal business address of Lazard Asset Management LLC is 30 Rockefeller Plaza, New York, New York 10112.

(5) The information reported is based on a Schedule 13G/A (Amendment No. 3) filed February 14, 2017, with the SEC, in which Renaissance Technologies Holdings Corporation reported that at December 30, 2016, it had sole dispositive and voting power over 2,602,429 shares.  The principal business address of Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York 10022.

(6) Includes options outstanding to acquire 151,154 shares of common stock exercisable currently or within 60 days of April 18, 2017.

(7) Includes options outstanding to acquire 83,601 shares of common stock exercisable currently or within 60 days of April 18, 2017.

(8) Includes options outstanding to acquire 41,395 shares of common stock exercisable currently or within 60 days of April 18, 2017.

(9) Includes options outstanding to acquire 67,797 shares of common stock exercisable currently or within 60 days of April 18, 2017.

(10) Includes options outstanding to acquire 772,026 shares of common stock exercisable currently or within 60 days of April 18, 2017.

(11) Includes options outstanding to acquire 288,880 shares of common stock exercisable currently or within 60 days of April 18, 2017.

(12) Includes options outstanding to acquire 82,411 shares of common stock exercisable currently or within 60 days of April 18, 2017.

(13) This group is comprised of 11 individuals. Includes options outstanding to acquire 1,487,264 shares of common stock by all current directors and executive officers exercisable currently or within 60 days of April 18, 2017.

We know of no arrangements, the operation of which may at a subsequent date result in the change in control of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our equity securities. Executive officers, directors, and beneficial owners of greater than 10% of our equity securities are required by SEC rules and regulations to provide us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms furnished to us and written representations from our executive officers and directors that no other reports were required, we believe that through December 31, 2016, all of our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, other than one Form 4 filed late for Mr. Boydston related to 1,000 shares he purchased during the year.

EXECUTIVE COMPENSATION –
COMPENSATION DISCUSSION AND ANALYSIS

Management

Our NEOs are as follows:

Name	Age	Position
Rodney Hershberger	60	Chief Executive Officer and Chairman
Jeffrey T. Jackson	51	President and Chief Operating Officer
Bradley West	47	Senior Vice President – Chief Financial Officer
Brent Boydston	48	Vice President – Sales

Rodney Hershberger, Chief Executive Officer and Chairman. Mr. Hershberger, a co-founder of the Company has served the Company since its founding in 1980. Mr. Hershberger was appointed Chairman of our Board of Directors in 2014. Mr. Hershberger was named President and Director in 2004 and became our Chief Executive Officer in 2005. In 2003, Mr. Hershberger became Executive Vice President and Chief Operating Officer and oversaw the Company’s Florida and North Carolina operations, sales, marketing, and engineering groups. Previously, Mr. Hershberger led the manufacturing, transportation, and logistics operations in Florida and served as Vice President of Customer Service. Our Board of Directors recognizes Mr. Hershberger’s over 30 years of experience with the Company in the Florida market and the position of respect he has earned throughout the industry through his thoughtful and honest leadership as well as his knowledge, skill and reputation as driving great value to the Company and its stockholders.

Jeffrey T. Jackson, President and Chief Operating Officer. Mr. Jackson was appointed President and Chief Operating Officer of the Company on May 7, 2014, and became a member of our Board of Directors in 2016. Prior to this, Mr. Jackson served as the Company’s Executive Vice President of Operations and Chief Financial Officer. Mr. Jackson joined the Company in November 2005 and helped lead the Company's initial public offering in 2006. Prior to joining us he served in executive management roles with various companies, including serving as a Division Chief Financial Officer, Vice President Corporate Controller, and Senior Vice President of Operations. Mr. Jackson earned a B.B.A. from the University of West Georgia and is a Certified Public Accountant in both Georgia and California. Mr. Jackson currently serves on the Board of Directors of Loar Group and is also Chairman of its Audit Committee.

Bradley West, Senior Vice President and Chief Financial Officer. Mr. West was appointed as Chief Financial Officer in 2014 and Senior Vice President in 2015. Prior to this, Mr. West served as the Company’s Vice President and Controller. Mr. West joined the Company in 2006 serving as Director of Financial Planning and Analysis, Director of Accounting and Finance, and Vice President and Controller through 2014. With his most recent appointment as Chief Financial Officer, Mr. West is responsible for the Company’s Accounting and Finance Departments, as well as its Investor Relations, Treasury, and Risk Management functions. Mr. West has nearly 20 years of management experience in manufacturing organizations, earned a B.B.A. degree from the University of Michigan, and is a Certified Public Accountant in Georgia.

Brent Boydston, Vice President of Sales. Mr. Boydston joined the Company as Vice President of Sales in 2016, and has over 25 years of sales experience. He is responsible for all aspects of sales strategy and management for all of the Company’s brands including PGT Custom Windows & Doors, CGI, and WinDoor. Mr. Boydston earned a Bachelor of Business Administration from Baylor University and a Master’s of Business Administration, Economics and Management from Wake Forest University. Prior to joining the Company, he was Vice President of Sales for Liberty Hardware Manufacturing Corporation, a manufacturer of decorative and functional residential hardware and accessories sold in home centers, retailers and distributor channels across the United States.  Mr. Boydston began working for Liberty Hardware Manufacturing Corporation in 2011.

Compensation Philosophy and Objectives

Our goal in establishing the executive compensation structure is to attract, retain and reward key leaders who drive both near-term and long-term value for our stockholders. Our compensation structure is designed to reward leadership skills, operating performance and financial accomplishments. We also believe that successful compensation programs for executive officers and other key employees, including the NEOs, must further the following primary objectives, which are to:

•	ensure employee interests are aligned with the enhancement of stockholder value;
•	attract and retain quality leaders;
•	reward consistent and superior performance for exemplary Company and individual performance; and
•	provide incentives to enhance future performance and increased levels of responsibility.

All compensation policies and decisions are designed to reward employees, including the NEOs, who demonstrate the capacity to make significant contributions to our operational, financial and competitive performance, thereby furthering the first primary objective referred to above. Key factors to increase or decrease compensation include:

•	the nature, scope and level of the individual’s responsibilities;
•	our overall performance and profitability, which we primarily measure by net sales, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and return on operating investment;
•	our long-term stock price performance and total return to stockholders; and
•	the employee’s performance compared to goals and objectives.

At the 2016 annual meeting of stockholders, approximately 97% of the votes present were cast in favor of the advisory resolution on our executive compensation. At the 2014 annual meeting of stockholders, approximately 95% of the votes cast were in favor of the proposal to approve the 2014 Omnibus Equity Incentive Plan (the “2014 Omnibus Plan”). We believe these vote results indicate stockholder confidence in our compensation programs. The Company will hold future, non-binding, advisory votes on executive compensation on a triennial basis until the next required non-binding, advisory vote on the frequency of future advisory votes on executive compensation at the Company’s 2019 annual meeting of stockholders. The Compensation Committee will continue to consider the results of future advisory votes on executive compensation when making future decisions regarding the structure and implementation of our executive compensation program.

Roles and Responsibilities

The Compensation Committee has the primary responsibility for assisting our Board of Directors in the development, evaluation, and approval of our executive compensation programs. Our Chief Executive Officer and our President assist the Compensation Committee in administering our compensation programs. Matters considered by the Compensation Committee include, but are not limited to, competitive market information, current industry trends, compensation practices and guidelines, and, in years when the Compensation Committee engages a consultant, research by an independent compensation consultant. In general, the roles of the Compensation Committee, Company management and the compensation consultant are discussed below. Additional details regarding the roles of each are discussed throughout this Compensation Discussion and Analysis section.

Compensation Committee - The Compensation Committee’s primary responsibilities include: (1) establishing, in consultation with management, the Company’s general compensation and incentive philosophy; (2) establishing, reviewing and recommending approval of each executive officer’s annual compensation, and evaluating his performance in light of the goals and objectives of the Company’s executive compensation plans; (3) evaluating the appropriate level of compensation for board and committee service by members of our Board of Directors; (4) reviewing incentive compensation programs to ensure unnecessary risk is not encouraged; and (5) overseeing the long-term equity incentive plan, the annual cash incentive plan and any other equity-based awards.

Management - In collaboration with the Compensation Committee and considering information provided by the compensation consultant, in years when one is retained by the Compensation Committee, our Chief Executive Officer and our President coordinate the review of the compensation programs for senior management, including the NEOs. Such review includes an evaluation of individual and Company performance, competitive practices and trends, and various compensation issues. Based on the outcomes of this review, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of each of the NEOs, other than the Chief Executive Officer.

Compensation Consultant - In 2014, the Compensation Committee retained the services of Towers Watson (“Towers”), a compensation consultant, to assist in evaluating and discussing various aspects of our compensation structure. The Compensation Committee requested assistance and advice in connection with: (i) various options for a Long-Term Incentive Plan (“LTIP”) design; (ii) target grants for various members of management, including each of the NEOs, under such LTIP; and (iii) the level and form of compensation for members of our Board of Directors. Towers provided guidance to our Compensation Committee and management as needed and utilized a group of peer companies in recommending an appropriate structure for an LTIP, including specific recommendations in connection with various elements of such a plan through which the interests of management are directly aligned with those of our stockholders. Additionally, Towers provided advice regarding target grants for members of management, including our NEOs, based on research and analysis of practices of certain peer companies, as well as various forms of compensation, and levels thereof, provided to members of our Board of Directors. Towers did not provide any other services to the Company, and the Compensation Committee confirmed Towers’ ability to provide independent advice to the committee under NYSE Rules and SEC rules and regulations.

Use of Peer Group Data

Compensation to our NEOs is intended to be competitive with that of similar companies. As part of our assessment, we look to the compensation paid to individuals with similar responsibilities at peer companies. Because peer selection is somewhat difficult due to the lack of publicly-traded companies with which we compete and the lack of available data for privately-held competitors, we also consider compensation levels within our relevant labor market to ensure that our compensation arrangements are in line with companies of our size.

Based on our assessment, we believe our total direct annual compensation to senior management (including our NEOs), comprised of total cash compensation and the annualized expected value of long-term incentive awards is generally at or below the level of total direct compensation for our peer group.

However, for purposes of determining appropriate levels of certain aspects of executive compensation for our NEOs, we have also compared base salaries, annual bonus targets and longer-term incentive targets against the median levels of such compensation elements at a selected peer group of similarly situated companies. Following are the most relevant companies included in our most recent peer group which were selected for a variety of reasons which included industry, revenue size, investor comparisons, and competition for talent: Trex CompanyEagle Materials, Inc.; AAON; American Woodmark Corp.; Gibraltar Industries, Inc.; Simpson MFG; Ply Gem Industries, Inc.; Atrium Companies, Inc.

Additionally, based on an assessment by the Compensation Committee, we do not believe our compensation programs encourage excessive risk-taking, nor do we believe that they are reasonably likely to have a material adverse effect on the Company.

Compensation Actions for 2016

When evaluating and setting the 2016 executive compensation relative to our performance, the Compensation Committee, the Chief Executive Officer and the President took into account the economic environment in which we are currently operating, the state of the housing market, unemployment rates both nationally and in the Company’s core markets, the national credit landscape, and sensitivity regarding executive pay. We believe our programs have a balanced approach and properly reflect our views that, in challenging times, senior management, including our NEOs, should sacrifice in the interest of the Company with the expectation that, in more profitable years, such sacrifices will be rewarded.

Compensation Elements We Used in 2016

The following items summarize the essential elements used as compensation tools to reward and retain our NEOs during fiscal 2016:

•
Annual Base Salary. Base salaries for our NEOs depend on the scope of their responsibilities and performance. Our objectives are to consider annual base salary at the median level and to make it competitive in the market, when taken in conjunction with the other compensatory elements;

•	Annual Cash Incentive Plan (the “AIP”). For each NEO, we use annual cash bonuses for the achievement of annual Company and individual performance objectives;

•
Long-Term Incentive Plan (the “LTIP”). Our LTIP is designed to recognize leadership accomplishments, scope of responsibilities and performance, retain our NEOs and align their interest with long-term stockholder value. We grant restricted stock to effectively focus our NEOs on delivering long-term value for the Company and its stockholders; and

•
Executive Benefits and Perquisites. Our executive compensation program remains relatively free of executive benefits and perquisites. Such benefits and perquisites which do exist, however, are described below.

The following table shows the mix of compensation at target levels for 2016 for our NEOs:

	2016 Annual Base Salary	2016 Annual Cash Incentive Plan	2016 Long-Term Incentive Plan
Rodney Hershberger	28.5%	28.5%	43.0%
Jeffrey T. Jackson	33.3%	33.3%	33.5%
Bradley West	47.5%	28.5%	23.9%
Brent Boydston(1)	69.0%	31.0%	0.0%
(1) Mr. Boydston's date of hire of August 22, 2016, was after the March 3, 2016 grant date of the 2016 LTIP. Therefore, he did not participate in the 2016 LTIP.

Annual Base Salary

Our Compensation Committee separately considers the annual base salary and annual cash bonus of our Chief Executive Officer. In determining his annual compensation, our Compensation Committee considers the highly competitive industry in which we operate and the unique experience he brings to the position as well as his contributions to our long-term performance.

For our other NEOs, our Chief Executive Officer provides our Compensation Committee with recommendations regarding compensation. Our Compensation Committee reviews such recommendations and approves annual compensation for NEOs, consisting of annual base salary, annual cash bonus and annual equity grant (discussed below). Our Compensation Committee may request additional information and analysis and ultimately determines in its discretion, based on its own analysis and judgment and the recommendations of our Chief Executive Officer, whether to approve any recommended changes in compensation for our other NEOs.

Our goal is to pay each NEO a base salary sufficient to remain competitive in the market. The annualized base salaries for each of our NEOs, as of January 1, 2016 and at December 31, 2016, are set forth in the table below.

	2016 Beginning of Year	2016 End of Year
Rodney Hershberger	$482,040	$510,962
Jeffrey T. Jackson	$432,600	$458,556
Bradley West	$230,000	$250,000
Brent Boydston(1)	-	$230,000
(1) Mr. Boydston's date of hire of was August 22, 2016.

For Messrs. Hershberger and Jackson, base salaries at December 31, 2016 reflect raises to $510,962 for Mr. Hershberger and $458,556 for Mr. Jackson that became effective on February 7, 2016. Mr. West’s base salary at December 31, 2016 reflects raises to $235,000 effective on January 17, 2016, and $250,000 effective on February 7, 2016. These raises were based on Company performance measured in terms of top-line sales, market share gains, and earnings, as well as increased responsibility in the case of Messrs. Jackson and West. All such raises were approved by the Compensation Committee. The Compensation Committee did not grant any salary increases for any NEOs for fiscal 2017, based upon the Compensation Committee’s assessment of the Company’s overall financial and operational performance during fiscal year 2016.

Annual Cash Incentive Plan

2016 Annual Cash Incentive Plan

In order to provide incentives for future annual performance, we believe that a substantial portion of each NEO’s total potential compensation should be in the form of an annual cash bonus, the amount of which should be based upon both individual and Company performance. Accordingly, our policy is to allocate an amount equal to a target range of 45% to 100% of a NEO’s annual base salary to performance based cash bonus awards. The target percentage of each NEO’s annual base salary is determined by considering, for example, the level and nature of responsibilities given to that NEO and the NEO’s job performance in the prior year, as well as the total annual cash compensation, including cash incentives, paid to individuals with similar responsibilities at peer companies.

The independent members of our Board of Directors established annual cash bonus targets as a percentage of salary under the 2016 Annual Incentive Plan (“2016 AIP”) for each NEO. As a percentage of annual base salary, these targets were 100% for Mr. Hershberger, 100% for Mr. Jackson, 60% for Mr. West, and 45% for Mr. Boydston. The performance goals for the 2016 AIP represented 100% of the total target payout. The 2016 AIP did not include a discretionary portion as in certain prior years. The performance goals for 2016 were based on net sales, EBITDA and EBITDA Margin (i.e., EBITDA as a percentage of sales).

The table below provides a summary of the Company’s performance results under the 2016 AIP comparing minimum, target and 200% performance levels to actual performance measure results (dollars in millions):

Performance Measure	Percentage	Minimum Performance Measure	Target Performance Measure	200% Level Performance Measure	Actual Performance Results	Performance Rating(1)	Payout Percent(1)
		50%	100%	200%
Net Sales	30%	$451.4	$479.8	$533.7	$458.6	62.7%	18.8%
EBITDA	50%	$82.4	$91.2	$104.8	$75.7	11.9%	0.0%
EBITDA Margin	20%	18.3%	19.0%	19.6%	16.5%(2)	0.0%	0.0%
	100%						18.8%
(1) A performance rating below 50% does not meet the minimum performance measure and, therefore, results in a zero payout percentage for the related performance measurement category.
(2) Represents EBITDA margin, calculated using operating results pursuant to accounting principles generally accepted in the United States ("GAAP"), as adjusted upward by management for certain non-controllable operating costs, with approval by the Board of Directors, to properly reflect the Company's operational performance in 2016.

The table below provides a summary of each NEO’s bonus payment under the 2016 AIP:

		Calculation of 2016 AIP:
	2016 Target Bonus Amount	Portion Of 2016 Target Bonus Eligible For 2016 AIP (1)	Payout Percent	Rating Multiplied By Target Bonus
Rodney Hershberger	$508,181	75.0%	18.8%	$71,664
Jeffrey T. Jackson	$456,060	75.0%	18.8%	$64,314
Bradley West	$149,019	75.0%	18.8%	$21,015
Brent Boydston	$37,818	100.0%(2)	18.8%	$7,111
(1) In 2016, the Company's executive management, with the approval of our Board of Directors, determined to reduce the target amount of 2016 bonuses by 25%, having concluded that the Company's operating performance fell short of management's expectations.

(2) Mr. Boydston's date of hire of August 22, 2016, was after the operating performance shortfalls that led to management's decision as discussed in (1) above. Therefore, his 2016 target bonus amount was not affected.

The 2016 AIP was paid-out in March 2017. All employees of the Company who participated in the 2016 AIP were awarded payments, including the NEOs.

2017 Annual Cash Incentive Plan

On January 26, 2017, the Compensation Committee discussed the 2017 Annual Incentive Plan (the “2017 AIP”), and unanimously approved it by written consent in early February 2017. On February 9, 2017, the independent members of our Board of Directors unanimously ratified the approval of the 2017 AIP. The 2017 AIP established annual cash bonus targets as a percentage of annual base salary for each NEO. As a percentage of annual base salary, these targets are currently 100% for Mr. Hershberger, 100% for Mr. Jackson, 60% for Mr. West, and 45% for Mr. Boydston.

The components of the 2017 AIP at target are weighted as follows:  (i) 75% based on the achievement of a specified amount of EBITDA in 2017, and (ii) 25% based on the discretion of the Compensation Committee.   The amount of the payment that can be made to the NEOs under the discretionary component of the 2017 AIP is subject to an EBITDA threshold and EBITDA-related maximum payment amounts.  The Compensation Committee included the discretionary component in the 2017 AIP because it believes that the ability to incentivize individual achievement by NEOs is important to the Company's success. In addition, the Compensation Committee believes it is important to have the ability to take actions, where appropriate, to pay competitive compensation for the purpose of retaining key personnel, even if the Company's overall financial results did not meet expectations in a particular year, including, for example, where the financial results were impacted by economic or market trends beyond the NEOs' control. The discretionary component of the 2017 AIP is intended to provide the Compensation Committee with a mechanism to address this retention objective.

Long-Term Incentive Plan

2016 Long-Term Incentive Plan

We believe the best way to align the interests of our senior leaders, including each of the NEOs, with those of our stockholders are for such leaders to own a meaningful amount of our common stock. Long-term incentive compensation, rather than reflecting a single year’s results, is intended to reward performance over the long-term. Our Compensation Committee approved a LTIP for 2016 (“2016 LTIP”), and on March 3, 2016, we granted equity-based awards to senior leaders, including each of our NEOs.

The independent members of our Board of Directors established long-term incentive compensation targets for 2016 as a percentage of annual base salary under the 2016 LTIP for each NEO. As a percentage of annual base salary, these targets were 150% for Mr. Hershberger, 100% for Mr. Jackson, and 50% for Mr. West. The 2016 LTIP awards were comprised fully of restricted stock, half of which were a fixed quantity and are expected to vest in three equal amounts on each of the first, second and third anniversaries of the grant date, and the other half were subject to performance criteria that provided for a graded awarding of shares based on the percentage by which the Company met earnings before interest and taxes, as defined in our 2016 business plan (“EBIT”). The percentages of the target amount of EBIT at which these performance shares would be earned, ranged from 80% to greater than 120%, and the number of shares that could be earned ranged from none to 150% of the target number of shares granted.  If less than 80% of the target amount of EBIT was achieved, then none of the shares of performance-restricted stock would be earned.  If 120% or more of the target amount of EBIT was achieved, then 150% of the target number of shares granted would be earned.  Any performance shares earned would vest in two equal installments on each of the second and third anniversaries of the grant date. The grant date fair value of the 2016 LTIP on March 3, 2016 was $9.23 per share, representing the prior day’s closing share price of our common stock. The following table sets forth the 2016 LTIP amounts by NEO in grant date fair value and the target number of shares granted for both the fixed and performance portions of the award:

	2016 LTIP			Fixed LTIP		Performance LTIP
	$	Grant Date Fair Value Per Share	Target Shares	$	Target Shares	$	Target Shares
Rodney Hershberger	$766,444	$9.23	83,038	$383,222	41,519	$383,222	41,519
Jeffrey T. Jackson	$458,556	$9.23	49,682	$229,278	24,841	$229,278	24,841
Bradley West	$125,000	$9.23	13,542	$62,500	6,771	$62,500	6,771
Brent Boydston(1)	-	-	-	-	-	-	-
(1) Mr. Boydston's date of hire of August 22, 2016, was after the March 3, 2016 grant date of the 2016 LTIP. Therefore, he did not participate in the 2016 LTIP.

The following table sets forth the threshold, target and maximum performance levels and related grant date fair values and number of shares that could have been earned under the 2016 LTIP, by each NEO, with respect to the portion of the 2016 LTIP grants that were performance-based:

	Threshold		Target		Maximum
Performance(1)	80%		100%		120%
Awarded Shares(1)	50%		100%		150%
	Grant Date Fair Value in $	Grant Date Fair Value in Shares	Grant Date Fair Value in $	Grant Date Fair Value in Shares	Grant Date Fair Value in $	Grant Date Fair Value in Shares
Rodney Hershberger	$191,611	20,760	$383,222	41,519	$574,833	62,279
Jeffrey T. Jackson	$114,639	12,420	$229,278	24,841	$343,917	37,262
Bradley West	$31,250	3,386	$62,500	6,771	$93,750	10,157
Brent Boydston(2)	-	-	-	-	-	-
(1) For every 1% above threshold performance, up to maximum performance of 120% of target performance, the number of shares earned would increase by 2.5%, from threshold awarded shares of 50% of the target number of shares, up to a maximum award of shares of 150% of the target number of shares. If actual performance was less than 80% of target performance, no shares would be awarded.

(2) Mr. Boydston's date of hire of August 22, 2016, was after the March 3, 2016 grant date of the 2016 LTIP. Therefore, he did not participate in the 2016 LTIP.

The table below provides a summary of the Company’s performance results with respect to the portion of the 2016 LTIP grants that were performance-based, comparing threshold, target and maximum performance to actual performance results (dollars in millions):

Performance Measure	Threshold Performance Measure	Target Performance Measure	Maximum Performance Measure	Actual Performance Results(1)(2)	Awarded Shares as % of Target(2)
	80.0%	100.0%	120.0%	76.8%	0.0%
EBIT	$59.9	$74.9	$89.9	$57.5
(1) Represents EBIT for 2016, calculated using operating results pursuant to GAAPas adjusted upward by management for certain non-controllable operating costs, with approval by the Board of Directors, to properly reflect the Company's operational performance in 2016.

(2) For every 1% that actual performance exceeds the threshold performance of 80%, up to maximum performance of 120% of the target performance of 100%, the number of awarded shares increases by 2.5%, from threshold awarded shares of 50%, up to maximum awarded shares of 150% of the target awarded shares of 100%. If the actual performance falls below the threshold performance of 80%, no shares are awarded.

Because actual performance for 2016 fell below the threshold performance level, there were no shares awarded under the portion of the 2016 LTIP grants that were performance-based.

The Compensation Committee periodically reviews the AIP and LTIP performance goals in light of changes in the Company’s strategy, industry-specific market conditions, and general economic conditions to determine whether or not the performance measures remain appropriate to properly motivate participants.

2017 Long-Term Incentive Plan

The Compensation Committee met on January 26, 2017 and approved and agreed to recommend to our Board of Directors for ratification a combination of time-vesting and performance-based restricted stock for fiscal 2017 to be granted pursuant to the 2017 LTIP. The independent members of our Board of Directors ratified such action on February 9, 2017, and the grants were awarded on March 3, 2017.

One-half of the value of the 2017 LTIP is in the form of performance-based restricted stock grants subject to the achievement of defined performance goals, with awards to be earned in a greater or lesser amount if performance is above or below target. The other half of the value of the 2017 LTIP is in the form of fixed restricted stock grants subject to time vesting. The grant date fair value of the 2017 LTIP on March 3, 2017 was $10.20 per share, representing the prior day’s closing share price of the Company’s common stock as traded on the NYSE.

The following table provides a summary of each NEO’s award, in both grant date fair value and shares, under the 2017 LTIP:

	2017 LTIP			Fixed LTIP		Performance LTIP
	$	Grant Date Fair Value Per Share	Shares	$	Shares	$	Shares
Rodney Hershberger(1)	$766,444	$10.20	75,142	$383,222	37,571	$383,222	37,571
Jeffrey T. Jackson(1)	$458,566	$10.20	44,958	$229,283	22,479	$229,283	22,479
Bradley West(1)	$125,000	$10.20	12,254	$62,500	6,127	$62,500	6,127
Brent Boydston(1)	$103,500	$10.20	10,146	$51,750	5,073	$51,750	5,073
(1) For the 2017 LTIP, the long-term incentive compensation targets as a percentage of annual base salary for each NEO are 150% for Mr. Hershberger; 100% for Mr. Jackson; 50% for Mr. West; and 45% for Mr. Boydston.

Executive Benefits and Perquisites

In 2015, the Company modified its executive compensation program to provide half of the monthly cost of club memberships to the Sarasota Yacht Club, the location of the Meeting, for its Chief Executive Officer, Mr. Hershberger, its President and Chief Operating Officer, Mr. Jackson, and its Senior Vice President and Chief Financial Officer, Mr. West. Except for the club memberships to the Sarasota Yacht Club for the three officers described above, the Company does not provide its NEOs separate dining or other facilities, company cars, club dues, or other similar perquisites. However, Mr. Boydston, consistent with his role as Vice President of Sales, receives a monthly auto allowance of $500, which is included in his taxable earnings, and totaled $2,000 in fiscal 2016. Company provided air travel for NEOs is for business purposes only. The Company’s use of non-commercial aircraft on a rental basis is limited to appropriate business-only travel. The Company’s health care, insurance, 401(k) plan, and other welfare and employee-benefit programs are substantially the same for all eligible employees, including the NEOs. Additionally, the Company does, within certain limits, provide our products free of charge to NEOs and certain of their direct reports for installation in their respective primary residences. The Company does not, however, pay for the cost of installing such product.

The value of benefits and perquisites provided to our NEOs in 2016 are presented in the “All Other Compensation” column (and described in the related footnotes, if required) of the “Summary Compensation Table”.

Other Compensation

Retirement/Post-Employment Benefits. The Company does not provide any retirement programs, pension benefits or deferred compensation plans to its NEOs other than its 401(k) plan, which is available to all employees. The NEOs are not eligible to participate in the Company’s Employee Stock Purchase Plan as they meet the definition of highly-compensated-employee within the meaning of Section 414(q) of the Internal Revenue Code of 1986, as amended (the “Code”).

Impact of Tax Treatments on Compensation

Section 162(m) of the Code limits the tax deduction for public companies to $1 million for compensation paid to a company’s Chief Executive Officer or any of the three other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met.

While we seek to take advantage of favorable tax treatment for executive compensation where appropriate and feasible, other compensation objectives, such as attracting, motivating and retaining qualified executives are important and may supersede the goal of maintaining deductibility. Consequently, compensation decisions may be made without regard to deductibility when we believe it is in the best interests of the Company and its stockholders to do so. Thus, we reserve the discretion to award compensation that is not exempt from the deduction limits of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that is exempt from the deduction limits of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates pursuant to a written charter adopted by our Board of Directors and available in the “Investors” section of our Company website at www.pgtinnovations.com in the section titled “Corporate Governance.”  The Compensation Committee is composed of three directors, all of whom meet the heightened independence standards of both the NYSE Rules and SEC rules and regulations for Compensation Committee members. The Compensation Committee is responsible for assisting our Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 10, 2017. Based on its review and these discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 10, 2017.

Submitted by the Compensation Committee

Alexander R. Castaldi (Chairman)
Brett N. Milgrim
Floyd F. Sherman

Summary Compensation Table
						Non-Equity
						Incentive
				Equity Awards(2)		Plan
				Stock	Option	Compen-	All Other
Name and Position	Year(1)	Salary	Bonus	Awards(3)	Awards	sation(4)	Compensation		Total
Rodney Hershberger	2016	$508,181	$-	$766,444	$-	$71,664	$11,270	(7)	$1,357,559
Chairman and Chief	2015	476,100	-	702,000	-	196,680	7,487		1,382,267
Executive Officer	2014	471,212	-	702,000	-	304,482	17,924	(8)	1,495,618

Jeffrey T. Jackson	2016	456,060	-	458,556	-	64,314	82,870	(9)	1,061,800
President and Chief	2015	427,268	-	420,000	-	176,507	7,294		1,031,069
Operating Officer	2014	397,981	-	285,000	-	220,584	7,800		911,365

Bradley West (5)	2016	248,365	-	125,000	-	21,015	9,919		404,299
Sr. Vice President	2015	219,270	-	82,400	-	46,598	4,203		352,471
and Chief Financial	2014	195,865	-	74,000	-	50,660	6,191		326,716
Officer

Brent Boydston (6)	2016	84,039	30,000	-	-	7,111	4,899		126,049
Vice President, Sales

(1) The fiscal years of 2016 and 2015 were composed of 52 weeks. The fiscal year of 2014 was composed of 53 weeks.

(2) Amounts shown reflect the aggregate grant date fair value of stock awards and option awards granted during the reported fiscal year, if any, computed in accordance with FASB ASC Topic 718. Stock awards represent grants of restricted stock the values of which are calculated using (a) the number of shares awarded as of the grant date and (b) the market value of our common stock on the date awarded. Option awards represent grants of stock options the values of which are calculated using (a) the number of options awarded as of the grant date and (b) the fair value of the option per the Black-Scholes method of stock option valuation. Grant date fair values are based on the accounting assumptions included in Note 16 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 10, 2017.

(3) Reflects annual equity incentive awards granted under the 2016 LTIP. For information regarding our 2016 LTIP, see the discussion in “Executive Compensation — Compensation Discussion and Analysis - Long-Term Incentives Plan”. See the table titled "Grants of Plan-Based Awards for 2016" under the columns titled "Estimated Future Payouts in # of Shares Under Equity Incentive Plan Awards - Target" and "All Other Stock Awards: Number of Shares of Stock or Units (#)". These amounts represent the total of the shares granted, including those subject to Company performance criteria at target, at the grant date fair value of $9.23 per share. Regarding the shares awarded under the 2016 LTIP subject to Company performance criteria, the maximum number of shares possible under the award were 150% of target, which for Mr. Hershberger was 62,279 shares, or grant date fair value of $574,833; for Mr. Jackson was 37,262 shares, or grant date fair value of $343,917; and, for Mr. West was 10,157 shares, or grant date fair value of $93,750. Mr. Boydston was not eligible to participate in the 2016 LTIP as his hire date of August 22, 2016 fell after the March 3, 2016 grant date of the 2016 LTIP. See also table titled "Outstanding Equity Awards at Year-End 2016 - Stock Awards".

(4) Reflects annual cash incentive awards earned under the 2016, 2015, and 2014 AIPs. For information regarding our Annual Incentive Plan, see the discussion in “Executive Compensation — Compensation Discussion and Analysis - Annual Cash Incentive Plan.”

(5) Mr. West was appointed as Chief Financial Officer on May 7, 2014, and Senior Vice President on August 10, 2015.

(6) Mr. Boydston was hired as Vice President of Sales on August 22, 2016. Relating to his acceptance of employment with the Company, Mr. Boydston received a sign-on bonus of $30,000.

(7) Includes employer matching contributions under the PGT Industries, Inc. 401(k) Savings Plan of $7,950, and the portion of dues paid by the Company on behalf of Mr. Hershberger for his membership at the Sarasota Yacht Club of $3,320.

(8) Includes employer matching contributions under the PGT Industries, Inc. 401(k) Savings Plan of $10,987, and the value of free Company window and doors products of $6,937 (installation paid for by employee).

(9) Includes the value of free Company window and doors products of $74,262 (installation paid for by employee), employer matching contributions under the PGT Industries, Inc. 401(k) Savings Plan of $6,524, and the portion of dues paid by the Company on behalf of Mr. Jackson for his membership at the Sarasota Yacht Club of $2,084.

Grants of Plan-Based Awards for 2016

The following table contains information concerning the potential threshold, target and maximum payments originally applicable to each of our NEOs under the 2016 AIP and 2016 LTIP. Awards earned by our NEOs under the 2016 AIP are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”. Awards earned by our NEOs under the 2016 AIP were paid in early March 2017. Awards granted to our NEOs under the 2016 LTIP are included in the Summary Compensation Table in the column titled “Equity Awards – Stock Awards”.

	Estimated Possible Payouts in $ Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts in # of Shares Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock		Grant Date Fair Value in $ of Stock and Option Awards
Name	Threshold	Target	Maximum	Threshold	Target	Maximum		or Units (#)		(4)(5)(6)
Rodney Hershberger	$254,091	$508,181	$-	-	-	-		-		$-
Granted 03/03/16	-	-	-	-	-	-		41,519	(4)	383,222
Granted 03/03/16	-	-	-	20,760	41,519	62,279	(5)	-		383,222

Jeffrey T. Jackson	228,030	456,060	-	-	-	-		-		-
Granted 03/03/16	-	-	-	-	-	-		24,841	(4)	229,278
Granted 03/03/16	-	-	-	12,420	24,841	37,262	(5)	-		229,278

Bradley West	74,510	149,019	-	-	-	-		-		-
Granted 03/03/16	-	-	-	-	-	-		6,771	(4)	62,500
Granted 03/03/16	-	-	-	3,386	6,771	10,157	(5)	-		62,500

Brent Boydston(3)	18,909	37,818	-	-	-	-		-		-

(1) These columns show the range of payouts targeted for 2016 performance under the 2016 AIP. For more information regarding the 2016 AIP, see the discussion in "Executive Compensation - Compensation Discussion and Analysis - Annual Cash Incentive Plan". Payments of cash bonuses to be made to participants in 2017, related to the 2016 AIP, were made on March 3, 2017, and the amounts are included in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation". The 2016 AIP had no stated maximum.

(2) These columns show the range of payouts targeted for 2016 performance under the 2016 LTIP. For more information regarding the 2016 LTIP, see the discussion in "Executive Compensation - Compensation Discussion and Analysis - Long-Term Incentive Plan".

(3) - Mr. Boydston's date of hire of August 22, 2016, was after the March 3, 2016 grant date of the 2016 LTIP. Therefore, he did not participate in the 2016 LTIP.

(4) Represents restricted stock awarded under the 2016 LTIP. The restrictions lapse over time in three equal amounts on the first, second and third anniversary dates of the grant date of March 3, 2016. See also table titled "Outstanding Equity Awards at Year-End 2016 - Stock Awards". The grant date fair value of these awards are included in the Summary Compensation Table in the column titled "Equity Awards - Stock Awards" for 2016.

(5) Represents restricted stock awarded under the 2016 LTIP, subject to Company performance criteria. The performance criteria provides for a graded awarding of shares based on the Company's performance for 2016. The grant date fair value of these awards are based upon the probable outcome of the performance conditions at the time of the date of grant. Accordingly the values set forth in the above table are based on assuming target performance. Based on the Company's 2016 results, no shares were awarded under this grant as the performance criteria for 2016 did not reach the 80% threshold performance level required for performance shares to be earned under the 2016 LTIP. See also "Outstanding Equity Awards at Year-End 2016 - Stock Awards".

(6) The grant date fair value of stock awards was calculated in accordance with FASB ASC Topic 718, based on the grant date fair market value of our common stock, which we define as the closing price of our common stock immediately prior to the grant date, which was $9.23 per share. See "Summary Compensation Table - Equity Awards - Stock Awards".

Outstanding Equity Awards at Year-End 2016

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have		Market Value of Shares or Units of Stock That Have
Name	Exercisable	Price	Date	Not Vested		Not Vested(1)
Rodney Hershberger	772,026	$2.00	4/6/2020	-		$-
	-	-	-	41,519	(2)	475,393	(2)
	-	-	-	41,519	(3)	475,393	(3)
	-	-	-	21,370	(4)	244,687	(4)
	-	-	-	20,515	(5)	234,897	(5)
	-	-	-	9,907	(6)	113,435	(6)
	-	-	-	8,544	(7)	97,829	(7)

Jeffrey T. Jackson	288,880	$2.00	4/6/2020	-		-
	-	-	-	24,841	(2)	284,429	(2)
	-	-	-	24,841	(3)	284,429	(3)
	-	-	-	12,785	(4)	146,388	(4)
	-	-	-	12,274	(5)	140,537	(5)
	-	-	-	4,022	(6)	46,052	(6)
	-	-	-	3,469	(7)	39,720	(7)

Bradley West	82,411	$2.00	4/6/2020	-		-
	-	-	-	6,771	(2)	77,528	(2)
	-	-	-	6,771	(3)	77,528	(3)
	-	-	-	2,508	(4)	28,717	(4)
	-	-	-	2,408	(5)	27,572	(5)
	-	-	-	1,044	(6)	11,954	(6)
	-	-	-	901	(7)	10,316	(7)

Brent Boydston(8)	-	-	-	-		-

(1) Based on the closing price of $11.45 of our common stock on December 30, 2016, the last day on which stock markets were open during our 2016 fiscal year.

(2) Represents restricted stock awarded under the 2016 LTIP. The restrictions lapse over time in three equal amounts on the first, second and third anniversary dates of the grant, which began on March 3, 2017. See table titled "Grants of Plan-Based Awards for 2016 - All Other Stock Awards: Number of Shares of Stock or Units (#)" and "Grants of Plan-Based Awards for 2016 - Grant Date Fair Value in $ of Stock and Option Awards". The grant date fair value of this award is also included in the Summary Compensation Table under the column titled "Equity Awards - Stock Awards" for 2016.

(3) Represents restricted stock awarded under the 2016 LTIP, subject to Company performance criteria. The performance criteria provides for a graded awarding of shares, including a threshold, target, and maximum, based on the Company's performance for 2016. The number of shares is based on target. However, based on the Company's 2016 results, no shares were awarded under this grant as the performance criteria for 2016 did not reach the level required for performance shares to be earned under the 2016 LTIP. See "Grants of Plan-Based Awards for 2016 - Estimated Future Payouts in # of Shares Under Equity Incentive Plan Awards" and "Grants of Plan-Based Awards for 2016 - Grant Date Fair Value in $ of Stock and Option Awards". The grant date fair value of this award is also included in the Summary Compensation Table under the column titled "Equity Awards - Stock Awards" for 2016.

(4) Represents restricted stock awarded under the 2015 LTIP. The restrictions lapse in three equal amounts on each of the first, second and third anniversaries of the grant date of March 4, 2015.

(5) Represents restricted stock awarded under the 2015 LTIP, which was subject to Company performance criteria. The restrictions lapse over time in two equal amounts on the second and third anniversaries of the grant date of March 4, 2015.

(6) Represents restricted stock awarded under the 2014 LTIP. The restrictions lapsed over time in three equal amounts on each of the first, second and third anniversaries of the grant date of March 4, 2014.

(7) Represents restricted stock awarded under the 2014 LTIP, which was subject to Company performance criteria. The restrictions lapse over time in two equal amounts on the second and third anniversaries of the grant date of March 4, 2014.

(8) Mr. Boydston's date of hire of August 22, 2016, was after the March 3, 2016 grant date of the 2016 LTIP. Therefore, he did not participate in the 2016 LTIP.

Option Exercises and Stock Vested Table

	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired	Value Realized on	Number of Shares Acquired	Value Realized on
Name	on Exercise	Exercise	on Vesting	Vesting
Rodney Hershberger	291,881	$2,870,553	29,137	$270,974
Jeffrey T. Jackson	-	-	13,884	129,121
Bradley West	-	-	3,199	29,751
Brent Boydston	-	-	-	-

(1) The value realized on the exercise of stock options is based on the difference between the exercise price and the market price on the date of exercise (used for tax purposes) of our common stock.

(2) The value realized on the vesting of stock awards is based on the closing market price of our common stock on the day before the date the restrictions on the stock lapse (used for purposes of determining income taxable to the individual).

Employment Agreements

Effective on February 20, 2009, each of the NEOs, entered into employment agreements with the Company that superseded and replaced prior employment agreements, if any, entered into by each NEO and the Company, with the exception of Mr. Boydston, who began his employment with us in August 2016, and does not have an employment agreement with us.

Pursuant to the employment agreements, in the event that (a) the executive’s employment is terminated by the Company without “cause” (as defined in the employment agreement) or (b) the executive terminates his employment for “good reason” (as defined in the employment agreement), and subject to the execution and non-revocation of a general release of claims against the Company and its affiliates, the executive is entitled to (1) continuation of his base salary for twelve months after the date of termination (except in the case of Messrs. Hershberger and Jackson, for whom the period is twenty-four months), (2) payment by the Company of applicable premiums for medical benefits for twelve months following the date of termination (except in the case of Mr. Hershberger, for whom the period is eighteen months, and Mr. Jackson for whom the period is twenty-four months); and (3) payment in a lump sum of an amount of cash equal to 100% of the executive’s target incentive amount (except for Messrs. Hershberger and Jackson for whom such percentage is 200%) payable under the Company’s annual incentive plan for the award period ending in which the termination of employment occurred.

Should the executive terminate his employment other than for “good reason”, the Company will continue to pay such executive’s base salary for the shorter of thirty days or the notice period provided by the executive with respect to his termination. Further, under each employment agreement, in the event that the executive’s employment is terminated by his death or disability (as defined in the employment agreement), the Company will pay to the executive (or, in the case of death, to his designated beneficiary) his base salary for a period of twelve months.

Each employment agreement also provides that during the executive’s employment with the Company and at all times thereafter, he or she may not disclose any confidential information of the Company and that all inventions of the executive shall belong exclusively to the Company. In addition, each employment agreement provides that during the executive’s employment with the Company and for two years thereafter, unless the employment agreement is terminated by the Company without “cause” or by such executive for “good reason”, in which case the period will be the duration of the executive’s employment with the Company and for one year thereafter, the executive may not directly or indirectly (i) compete with the Company, (ii) solicit or induce any employee or agent of the Company to terminate his or her relationship with the Company or (iii) induce or attempt to induce any supplier or contractor of the Company to terminate or adversely change its relationship with the Company or otherwise interfere with any relationship between the Company and any of its suppliers or contractors.

The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive under the circumstances shown had such circumstances occurred on the last business day of fiscal
2016. The amounts shown in the table exclude distributions under the 401(k) plan and any additional benefits that are generally available to all of our salaried employees.

Summary of Termination Payments and Benefits

	Rodney	Jeffrey T.	Bradley
	Hershberger	Jackson	West
Reason for Termination:
By Company Without Cause or by the Executive
With "Good Reason"
Cash Severance(1)	$2,066,435	$1,877,029	$418,028

By the Executive Without "Good Reason"
Cash Severance(2)	$42,580	$38,213	$20,833

Change In Control
Market Value of Equity(3)	$1,641,632	$941,556	$233,614

Death or Disability(4)
Cash Severance(5)	$510,962	$458,556	$250,000

(1) Includes dollar value of continuation of Mr. Hershberger's then-current annual base salary for a period of twenty-four months plus 200% of his target incentive amount, as well as the value associated with the continued provision of health benefits for a period of eighteen months totaling $22,587.  Includes the dollar value of continuation of Mr. Jackson's then-current annual base salary for a period of twenty-four months plus 200% of his target incentive amount, as well as the value associated with the continued provision of health benefits for a period of twenty-four months totaling $42,805. Includes the dollar value of continuation of Mr. West's then-current annual base salary for a period of twelve months plus 100% of his target incentive amount, as well as the value associated with the continued provision of health benefits for a period of twelve months totaling $18,028. The value associated with the continuation of health benefits is based on the combined total of premiums paid by both the employer and employee for health insurance during our fiscal year 2016, multiplied by the amount of time each NEO is entitled to those benefits pursuant to their respective employment agreements.

(2) Includes dollar value of continuation of the NEO's then-current annual base salary for a period of 30 days.

(3) Includes the market value of shares awarded under our long-term incentive plans for which restrictions had not yet lapsed as of December 31, 2016, but for which the restrictions would lapse and be deemed fully vested, and any performance conditions would be deemed fully achieved, in the event of a termination of employment at or 12 months after a change in control, pursuant to the change-in-control provisions of both the 2006 Equity Incentive Plan and 2014 Omnibus Equity Incentive Plan. These dollar amounts are based on the closing price of $11.45 of our common stock on December 30, 2016.

(4) Does not include the dollar value of potential short-term and/or long-term disability payments.

(5) Includes the dollar value of continuation of the NEO's then-current annual base salary for a period of twelve months.

2016 Annual Incentive Plan

The 2016 AIP is discussed in “Compensation Discussion and Analysis—Annual Cash Incentive Plan.”

2016 Long-Term Incentive Plan

The 2016 LTIP is discussed in “Compensation Discussion and Analysis—Long-Term Incentive Plan.”

Change in Control Agreements

Except as provided in connection with awards granted under the 2006 Equity Incentive Plan and 2014 Omnibus Equity Plan, no agreements exist between the Company and its NEOs that could trigger any payments in connection with a change in control.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Information on the Compensation of Directors

Annual compensation for the non-management members of our Board of Directors typically is established in May of each year. In 2016, all non-management directors, except for Ms. Bargabos, whose compensation for 2016 is discussed in footnote (3) below, received the following annual compensation: (a) a cash retainer of $57,500; (b) restricted stock, the restrictions on which are be scheduled to lapse on the first anniversary of the date of grant, granted at the beginning of each year of service as a director with a value at the time of issuance of approximately $57,500; (c) an annual cash retainer of $7,500 for service on the Audit Committee, and $5,000 for service on each of the Compensation Committee and Governance Committee, and (d) reimbursement of reasonable travel expenses, which typically does not exceed $3,000 annually.

Director Compensation for Fiscal Year 2016

	Fees Earned or Paid in Cash for Service on
Name	Our Board of Directors	Committees of Our Board of Directors	Stock Awards(1)	Total
Sheree L. Bargabos(2)	$52,708	$5,000	$74,513	$132,221
Alexander R. Castaldi	57,500	5,000	57,500	120,000
Richard D. Feintuch(3)	57,500	12,500	57,500	127,500
M. Joseph McHugh(4)	57,500	7,500	57,500	122,500
Brett N. Milgrim	57,500	5,000	57,500	120,000
William J. Morgan(5)	57,500	12,500	57,500	127,500
Floyd F. Sherman(6)	57,500	5,000	57,500	120,000

(1) Represents the aggregate grant date fair value of stock awards granted during the reported fiscal year, computed in accordance with FASB ASC Topic 718. The stock awards represent grants of restricted stock the values of which are calculated using (a) the number of shares awarded as of the grant date, or 5,572 shares, and (b) the market value of our common stock on the date awarded, which we define as the closing price of our common stock immediately prior to the grant date, or $10.32 per share. The restrictions on these shares lapse on the first anniversary of the grant date of May 20, 2016.

(2) Ms. Bargabos received a prorated annual cash retainer of $52,708 for 2016, representing eleven-twelfths of the $57,500 annual cash retainer, and, in addition to the stock award for service on our Board of Directors as described in (1) above, received a prorated stock award of 1,736 shares on February 1, 2016, with a fair value of $17,013, of the $57,500 annual stock award for our Board of Directors' May 2015 award, vesting in May 2016, as her service on our Board of Directors began on February 1, 2016. As of December 31, 2016, Ms. Bargabos held no options to purchase our common stock.

(3) As of December 31, 2016, Mr. Feintuch held a total of 151,154 exercisable options to purchase our common stock.  Of the 151,154 exercisable options held by Mr. Feintuch, 49,459 have an exercise price of $1.98 per share and expire on April 7, 2020 and 101,695 have an exercise price of $2.04 per share and expire on May 3, 2022.

(4) As of December 31, 2016, Mr. McHugh held a total of 83,601 exercisable options to purchase our common stock, which have an exercise price of $1.98 per share and expire on April 7, 2020.

(5) As of December 31, 2016, Mr. Morgan held a total of 41,395 exercisable options to purchase our common stock, which have an exercise price of $1.98 per share and expire on April 7, 2020.

(6) As of December 31, 2016, Mr. Sherman held a total of 67,797 exercisable options to purchase our common stock, which have an exercise price of $2.04 per share and expire on May 3, 2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2016, relating to the Company’s equity compensation plans pursuant to which stock options, restricted stock or other rights to acquire shares may be granted from time to time.

	Number of Securities to be Issued Upon Exercise of Outstanding		Weighted-Average Exercise Price of Outstanding	Number of Securities Remaining Available for Future Issuance Under Equity Compensation
	Options		Options	Plans
Equity compensation plans approved
by security holders(1)	-	(1)	-	976,633	(1)
Equity compensation plans approved
by security holders(2)	2,624,950	(2)	$2.08	-	(2)

(1) Represents the 2014 Omnibus Plan approved by the stockholders of the Company in May 2014. A description of the 2014 Omnibus Plan is included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2017. There have been no options to purchase the Company's common stock granted under the 2014 Omnibus Plan.

(2) Represents options granted under the Company's 2006 Equity Incentive Plan (the "2006 Plan") approved by the stockholders of the Company in June 2006, as amended, and restated and approved by the stockholders on April 6, 2010. A description of the 2006 Plan is included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2017. Upon the adoption of the 2014 Omnibus Plan, the Board determined that no further shares would be granted under the 2006 Plan and, therefore, no shares are available for future issuance under the 2006 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of independent, non-employee directors only. Messrs. Castaldi, Milgrim, and Sherman serve as members of our Compensation Committee. No interlocking relationship existed during 2016 between our executive officers, members of our Board of Directors or members of our Compensation Committee, and the executive officers, members of the board of directors or members of the compensation committee of the board of directors of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All related party transactions are reviewed and, as appropriate, may be approved or ratified by the Audit Committee based upon our written policies and procedures. If a director is involved in the transaction, he may not participate in any review, approval or ratification of such transaction. Related party transactions are approved by the Audit Committee only if, based on all of the facts and circumstances, they are in, or not inconsistent with, the best interests of the Company and the best interests of our stockholders. The Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee may also impose such conditions as it deems necessary and appropriate on the Company or the related party in connection with the transaction.

In the case of a transaction presented to the Audit Committee, the committee may approve or disapprove the transaction or ratify or determine whether rescission of the transaction is appropriate.

As discussed above, our Board of Directors has affirmatively determined that Messrs. Castaldi, Feintuch, McHugh, Milgrim, Morgan, and Sherman, and Ms. Bargabos, are “independent” directors. As part of our Board of Directors’ process in making such determination, it also determined that each such director has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment.

Since January 3, 2016, (the first day of fiscal 2016), there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, director nominee, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements, which are described above, or sales of products to Builders Firstsource, Inc. made in the ordinary course of business on customary terms and conditions which are described below.

In the ordinary course of business, we sell products to Builders FirstSource, Inc. One of our directors, Floyd F. Sherman, is the Chief Executive Officer, and a director of Builders FirstSource, Inc. In addition, Brett N. Milgrim is a director of Builders FirstSource, Inc. Total net sales to Builders FirstSource, Inc. were approximately $12,800,000 for the year ended December 31, 2016. During the first two months of our fiscal 2017, net sales to Builders FirstSource, Inc. totaled approximately $2,400,000. We anticipate continuing to make such sales in the foreseeable future.

AUDIT COMMITTEE REPORT*

Our Board of Directors has ultimate authority and responsibility for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist our Board of Directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes of the Company, the audits of the Company’s consolidated financial statements and the qualifications, selection and performance of the Company’s independent registered public accounting firm.

The Audit Committee reviews our financial reporting process on behalf of the Board. The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls, for preparing financial statements, and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2016, was responsible for expressing opinions on the conformity of the Company’s audited financial statements for the year ended December 31, 2016, with generally accepted accounting principles and on the effectiveness of internal control over our financial reporting.

With respect to the fiscal year ended December 31, 2016, the Audit Committee, among other things, oversaw the integrity of the Company’s financial statements and financial reporting processes, oversaw compliance with legal and regulatory requirements, reviewed the qualifications and independence of the independent registered public accounting firm, and evaluated the performance of the independent registered public accounting firm.

The Audit Committee has reviewed and discussed with management and KPMG LLP the audited consolidated financial statements for the year ended December 31, 2016. The Audit Committee also discussed with KPMG LLP all matters required to be discussed pursuant to the Public Company Accounting Oversight Board’s Auditing Standard No. 16, Communications with Audit Committees (re-organized as PCAOB Auditing Standard 1301, effective as of December 31, 2016). In addition, the Audit Committee has received from KPMG LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP its independence from the Company and the Company’s management.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, inclusion of the audited consolidated financial statements for the fiscal year ended December 31, 2016, in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Submitted by the Audit Committee

William J. Morgan (Chairman)
M. Joseph McHugh
Richard D. Feintuch

* The information contained in this section shall not be deemed to be soliciting material or to be filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically requests that the information contained in this section be treated as soliciting material or specifically incorporates the information contained in this section by reference.

Principal Accountant Fees and Services

The Audit Committee is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. The Audit Committee has the sole and direct authority to engage, appoint, and replace our independent auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of the Company’s independent registered public accounting firm to perform audit or permissible non-audit services on behalf of the Company or any of its subsidiaries requires pre-approval from the Audit Committee or its designee before such independent registered public accounting firm is engaged to provide those services. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act. Pursuant to the Audit Committee charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Company’s independent registered public accounting firm’s annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent registered public accounting firm (which approval may be made after receiving input from the Company’s management, if desired).

With respect to the audits for the years ended December 31, 2016, and January 2, 2016, the Audit Committee approved the audit services performed by KPMG LLP as well as certain audit-related services.

Fees Paid to the Principal Accountant

Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2016, and January 2, 2016, were (in thousands):

	2016	2015
Type of Fee
Audit Fees (1)	$1,350	$973
Audit-Related Fees (2)	-	183
Tax Fees	-	-
All Other Fees	-	-

Total Fees	$1,350	$1,156

(1) Audit fees for fiscal 2016 and 2015, consist of the audits of the consolidated financial statements included in the Annual Reports on Form 10-K for those years and reviews of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during those years.

(2) Audit-related fees include due diligence services rendered in connection with the Company's acquisition of WinDoor Incorporated on February 16, 2016, the services for which were provided in the 2015 fiscal year.

OTHER BUSINESS

As of the date of this Proxy Statement, we have no knowledge of any business, other than as described herein and customary procedural matters that will be presented for consideration at the Meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the Meeting. Moreover, our Board of Directors reserves the right to adjourn or possibly postpone the Meeting for failure to obtain a quorum or other based on any circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our stockholders.

STOCKHOLDER PROPOSALS OR NOMINATIONS FOR THE 2018 ANNUAL MEETING

Proxy Statement Proposals

To be considered for inclusion in next year’s proxy statement and form of proxy and acted upon at the 2018 annual meeting of stockholders (the “2018 Meeting”), proposals by stockholders for business other than director nominations must be submitted in writing and received by our Chief Financial Officer, who is acting as our Secretary, by December 21, 2017 and must comply with the other requirements of Rule 14a-8 of the Exchange Act.

Director Nominations

Our By-Laws establish advance notice procedures with regard to director nominations by stockholders. A formal nomination by a stockholder of a candidate for election as a director to be considered at the 2018 Meeting must be submitted in writing and received by our Chief Financial Officer, who is acting as our Secretary, between January 18, 2018 and February 17, 2018, in accordance with our By-Laws.

Matters for Annual Meeting Agenda

Our By-Laws also establish advance notice procedures with regard to other business to be brought before the 2018 Meeting. A formal notice of a matter to be presented at the 2018 Annual Meeting must be submitted in writing and received by our Chief Financial Officer, who is acting as our Secretary, between January 18, 2018 and February 17, 2018, in accordance with our By-Laws.

General Requirements

Each proposal submitted must be a proper subject for stockholder action at the 2018 Meeting, and all proposals and director nominations must comply with the requirements of Rule 14a-8 of the Exchange Act or our By-Laws, as applicable. All proposals and director nominations must be submitted in writing to: Chief Financial Officer, who is acting as our Secretary, PGT Innovations, Inc., 1070 Technology Drive, North Venice, Florida 34275. The stockholder proponent must appear in person to present the proposal or director nomination at the 2018 Meeting or send a qualified representative to present such proposal or director nomination. Other than proposals submitted pursuant to, and in accordance with the requirements of, Rule 14a-8 of the Exchange Act, a stockholder is not entitled to have its proposal or director nomination included in next year’s proxy statement and form of proxy. If a stockholder gives notice after the applicable deadlines or otherwise does not satisfy the applicable requirements of Rule 14a-8 of the Exchange Act or our By-Laws, the stockholder will not be permitted to include the proposal in the 2018 proxy statement and form or proxy or present the proposal or director nomination for a vote at the 2018 Meeting.

GENERAL INFORMATION

A copy of 2016 Annual Report to Stockholders is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Meeting. Our 2016 Annual Report to Stockholders is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our 2016 Annual Report to Stockholders and this Proxy Statement are available without charge at www.proxydocs.com/PGTI. These proxy materials are also available in print to stockholders without charge and upon request, addressed to PGT Innovations, Inc., 1070 Technology Drive, North Venice, Florida 34275, Attention: Chief Financial Officer, who is acting as our Secretary.

We have not incorporated by reference into this Proxy Statement the information included on or linked from our website, and you should not consider it to be part of this Proxy Statement.

If you have any questions, or need assistance in voting your shares, please call American Stock Transfer & Trust Company, LLC toll-free at (800) 937-5449 or locally and internationally at (718) 921-8124.
By Order of the Board of Directors,

Jeffrey T. Jackson
President
North Venice, Florida
April 20, 2017

PGT INNOVATIONS, INC.

Proxy Card

This Proxy is solicited on behalf of the Board of Directors of PGT INNOVATIONS, INC. for the Annual Meeting of Stockholders to be held on May 18, 2017.

The undersigned stockholder of PGT Innovations, Inc. hereby appoints Rodney Hershberger, Jeffrey T. Jackson and Bradley West, and each of them, acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of PGT Innovations, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Sarasota Yacht Club, 1100 John Ringling Boulevard, Sarasota, Florida 34236, on Thursday, May 18, 2017 at 1:00 p.m. local time and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1, and FOR proposal 2.**

The undersigned hereby acknowledges receipt of PGT Innovations, Inc.'s Annual Report for the 2016 fiscal year ended December 31, 2016 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth on the reverse side.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

PGT INNOVATIONS, INC.

May 18, 2017

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

You can obtain the Annual Report on Form 10-K and Proxy Statement at www.proxydocs.com/PGTI

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330000000000001000 8 051817

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect three Class II directors, nominated by the Board of Directors, each to serve until the 2020 Annual Meeting of Stockholders and until his respective successor has been duly elected and qualified: **The Board of Directors recommends a vote "FOR" all nominees in proposal 1.**

NOMINEES:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

○ Brett N. Milgrim
○ Richard D. Feintuch
○ Jeffrey T. Jackson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the 2017 fiscal year:	☐	☐	☐

The Board of Directors recommends a vote "FOR" proposal 2.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.